                        VOTING AGREEMENT

       THIS VOTING AGREEMENT ("Agreement") is entered into effective on the 31st day of October, 1996, by and between Prime II Management, L.P. ("Prime"), as the designated agent for the parties named on Annex 1 attached hereto (collectively, "Prime Sellers"), MCI Telecommunications Corporation, Ronald A. Duncan, Robert M. Walp, and TCI GCI, Inc. (Prime, as designated agent for the Prime Sellers, "Duncan," "Walp," and "TCI GCI," respectively, or individually, "Party" and collectively, "Parties"), all of whom are shareholders of General Communication, Inc., an Alaska corporation ("GCI"), as identified in this Agreement.

      WHEREAS, the Parties are as of the date of this Agreement, the owners of the amounts of GCI's Class A and Class B common stock as set forth in this Agreement;

      WHEREAS, the Parties desire to combine their votes as shareholders of GCI in the election of certain positions of the Board of Directors ("Board") of GCI and specifically to vote on certain issues as set forth in this Agreement;

     WHEREAS, the Parties desire to establish their mutual rights and obligations in regard to the Board and those certain issues to come before the shareholders or before the Board;

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement, the Parties agree as follows:

      Section 1. Shares. The shares of GCI's Class A and Class B common stock subject to this Agreement will consist of those shares held by each Party as set forth in this Section 1 and any additional shares of GCI's voting stock acquired in any manner by any one or more of the Parties ("Shares"):

        (1)  Prime - 11,800,000 shares of Class A common stock;

        (2)  MCI - 8,251,509 Shares of Class  A common stock and
             1,275,791 Shares of Class B common stock, which total to an aggregate of 21,009,419 votes for MCI;

        (3)  Duncan - 852,775 Shares of Class A common stock and
             233,708 Shares of Class B common stock, which total to an aggregate of 3,189,855 votes for Duncan;

        (4)  Walp - 534,616 Shares of Class A  common  stock and
             301,049 Shares of Class B common stock, which total to an aggregate of 3,545,106 votes for Walp; and

        (5) TCI GCI - 590,043 Shares of Class B common stock, which totals to an aggregate of 5,900,430 votes for TCI GCI.

      Section 2. Voting.  (a) All of the Shares will, during  the
                 -------
term of this Agreement, be voted as one block in the following matters:

        (1) For so long as the full membership on the Board is at least eight, the election to the Board of individuals recommended by a Party ("Nominees"), with the allocation of such recommendations to be in the following amounts and by the following identified Parties:

             (A)  For recommendations from MCI, two Nominees;

             (B) For recommendations from Duncan and Walp, one Nominee from each;

             (C)  For  recommendations  from  TCI  GCI,  two
                  Nominees; and

             (D) For recommendations from Prime, two (2) nominees, for so long as (i) the Prime Sellers (and their distributees who agree in writing to be bound by the terms of this Agreement) collectively own at least ten percent of the issued and then-outstanding
                  shares   of   GCI's  Class  A common stock,
                  and (ii) that certain Management Agreement between Prime and GCI dated of even date herewith ("Prime Management Agreement") is in full force and effect. If either of these conditions are not satisfied, then Prime shall only be entitled to recommend one Nominee. If neither of these conditions are met, Prime shall not be entitled to recommend any Nominee at that time;

        (2) To the extent possible, to cause the full membership of the Board to be maintained at not less than eight members;

        (3)  Other matters to which the Parties unanimously agree.

        (b)  The Parties  will abide  by  the  classification  by
the Board of a Nominee in  accordance   with  the provisions  for
classification of the Board as set forth in Article V(b) of GCI's Articles of Incorporation and Section 2(b) of GCI's Article IV of Bylaws which classification was, as of the date of this Agreement, for Nominees allocated to MCI as follows: one in Class I and one in Class III, and for Nominees allocated to Prime as follows: one in Class II and one in Class III, and for Nominees allocated to TCI GCI as follows: one in Class II and one in Class III.

        (c)  The Parties understand  that to  insure the election
of  their   allocated   Nominees,  the   Shares  must  constitute
sufficient voting power to cause those elections and that as new shares are issued by GCI through the exercise of warrants and options, acquisitions by employee benefit plans, or otherwise, the number of outstanding shares of voting common stock will increase, making the percentage which the Shares represent of the outstanding shares decrease.

        (d) The Parties will take such action as is necessary to cause the election to the Board of each Party's Nominee(s).

      Section 3. Manner of Voting.  Votes, for purposes  of  this
                 ----------------
Section 3, will be as determined by written ballot upon each matter to be voted upon. Should such a matter require shareholder action, e.g., election of Nominees to the Board or should the Board choose to present the matter for shareholder consent, approval or ratification, such balloting must take place so that the results are received by GCI at its principal executive offices not less than 120 calendar days in advance of the date of GCI's proxy statement released to security holders in connection with the previous year's annual meeting of security holders.

     Section 4. Limitation on Voting.  Except as set forth in (a)
                --------------------
of Section 2 of this Agreement, the Agreement will not extend to voting upon other questions and matters on which shareholders will have the right to vote under GCI's Articles of Incorporation, GCI's Bylaws of the Company, or the laws of the State of Alaska.

      Section  5.   Term  of Agreement.  (a)  The  term  of  this
                    ------------------
Agreement will be through the completion of the annual meeting of GCI's shareholders taking place in June, 2001 or until there is only one Party to the Agreement, whichever occurs first; provided that the Parties may extend the term of this Agreement only upon unanimous vote and written amendment to this Agreement.

           (b) Except as provided in (a) and (d) of this Section 5, a Party (other than Prime) will be subject to this Agreement until the Party disposes of more than 25% of the votes represented by the Party's holdings of common stock which equates to the following (adjusted for stock splits) for each party:



     1.   MCI -  5,252,355 votes;

     2.   Duncan - 797,464 votes;

     3.   Walp - 886,277 votes; and

     4.   TCI GCI - 1,475,108 votes.

           (c) Should one party dispose of an amount of its portion of the Shares in excess of the limit as set forth in (b) of this Section 5, each other Party will have the right to withdraw and terminate that Party's rights and obligations under this Agreement by giving written notice to the other Parties.

           (d) Anything to the contrary in this Agreement notwithstanding each Party shall remain a Party to this Agreement with respect to its obligation to vote (a) for Prime's Nominee(s) pursuant to Section 2(a)(1) above, and (b) to maintain at least an eight (8) member Board pursuant to Section 2(a)(2) above only, for so long as either (i) the Prime Sellers (and their distributees who agree in writing to be bound by the terms of this Agreement) collectively own at least ten percent (10%) of the issued and then-outstanding shares of GCI's Class A common stock or (ii) the Prime Management Agreement is in effect. Upon each request, Prime shall, within a reasonable period of time after delivery by GCI to Prime of GCI's shareholders list showing the number of shares of GCI common stock owned by each such shareholder, provide GCI with its certificate, in form and substance reasonably satisfactory to GCI, confirming the Prime Sellers' aggregate, then-current percentage ownership of GCI Class A common stock.

      Section  6.  Binding Effect.  The Parties will, during  the
                   --------------
term of this Agreement, be fully subject to its provisions. There will be no prohibition against transfer or other assignment of Shares under the terms of this Agreement. Should a Party transfer or otherwise assign Shares, and the new holder of those Shares will not have any rights under, nor be subject to the terms of, this Agreement, except that any assignee which is an affiliate or subsidiary entity of a Party shall be bound by, and have the benefits of, this Agreement; provided, however, that
                                        --------   -------
anything to the contrary in the foregoing notwithstanding, any distributee of a Prime Seller that agrees in writing to be bound by the terms of this Agreement will have rights under and be subject to the terms of this Agreement.

      Section  7.  GCI's Agreement. GCI agrees (i) to submit  the
                   ---------------
Nominees selected pursuant to Section 2(a) above in its proxy materials delivered to GCI's shareholders in connection with each election of GCI directors; and (ii) not to take any action inconsistent with the agreements of the Parties set forth herein.

      Section  8.  Notices.  Notices required or otherwise  given
                   -------
under this Agreement will be given by hand delivery or certified mail to the following addresses, unless otherwise changed by a Party with notice to the other Parties:

     To Prime:  Prime II Management, L.P.
                600 Congress Avenue, Suite 3000
                Austin, Texas 78701
                Attn:     President

                With copies (which shall not constitute notice) to:

                  Edens Snodgrass Nichols & Breeland, P.C.
                  2800 Franklin Plaza
                  111 Congress Avenue
                  Austin, Texas 78701
                  ATTN: Patrick K. Breeland

     To  MCI:     MCI Telecommunications Corporation
                  1133 19th Street, N.W.
                  Washington, D.C. 20035
                  ATTN: Douglas Maine, Chief Financial Officer

     To Duncan:   Ronald A. Duncan
                  President and Chief Executive Officer
                  General Communication, Inc.
                  2550 Denali Street, Suite 1000
                  Anchorage, Alaska 99503

     To Walp:     Robert A. Walp
                  Vice Chairman
                  General Communication, Inc.
                  2550 Denali Street, Suite 1000
                  Anchorage, Alaska 99503

     To TCI GCI : Larry E. Romrell, President
                  TCI GCI,  Inc.
                  5619 DTC Parkway
                  Englewood, Colorado 80111

      Section 9. Performance.  The Parties agree that damages are
                 -----------
not  an  adequate  remedy  for a breach  of  the  terms  of  this
Agreement. Should a Party be in breach of a term of this Agreement, one or more of the other Parties may seek the specific performance or injunction of that Party under the terms of this Agreement by bringing an appropriate action in a court in Anchorage, Alaska.

      Section  10.   Governing Law.  The terms of this  Agreement
                     -------------
will be governed by and construed in accordance with the laws of the State of Alaska.

      Section  11.   Amendments.  This Agreement constitutes  the
                     ----------
entire Agreement between the Parties, and any amendment of it must be in writing and approved by all Parties.

      Section 12.  Group.  Prior to a Party filing a Schedule 13D
                   -----
or an amendment to such a schedule pursuant to the Securities Exchange Act of 1934, the Party will provide a written notice to each of the other Parties within five days after the triggering event under that schedule and at least two days prior to the filing of that schedule or amendment, as the case may be, and further provide to any other Party any information or documentation reasonably requested by that Party in this regard.

       Section  13.     Termination  of  Prior  Agreement.   This
                        ---------------------------------
Agreement supersedes and replaces in its entirety that certain Voting Agreement dated effective as of March 31, 1993, by and between MCI, Duncan, Walp and TCI GCI, as successor in interest to WestMarc Communications, Inc.

       Section  14.   Severability.   If  a  court  of  competent
                      ------------
jurisdiction finds any portion of this Agreement invalid or not enforceable, this Agreement shall be automatically reformed to carry out the intent of the Parties as nearly as possible without regard to the portion so invalidated. If this entire Agreement is determined to be limited in duration by a court of competent jurisdiction, the Parties agree to enter into a new Agreement which carries forward the intent of the Parties upon such termination.

      IN WITNESS WHEREOF, the Parties set their hands to this Agreement, effective on the first date above written.

                            PRIME II MANAGEMENT, L.P.
                            By Prime II Management, Inc.
                            Its General Partner


                            By____________________________________
                            Name:_________________________________
                            Its:__________________________________


                            MCI TELECOMMUNICATIONS CORPORATION
                            By____________________________________
                            Name:_________________________________
                            Its:__________________________________

                            _______________________________________
                            RONALD A. DUNCAN


                            _______________________________________
                            ROBERT M. WALP

                            TCI GCI, INC.


                            By_____________________________________
                            Name:__________________________________
                            Its:___________________________________


                            GENERAL COMMUNICATION, INC.


                            By_____________________________________
                            Name:__________________________________
                            Its:___________________________________